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           EXHIBIT 14 - FIRST WASHINGTON FINANCIALCORP CODE OF ETHICS

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Exhibit 14

                                SENIOR MANAGEMENT
                                 CODE OF ETHICS
                                 --------------
                                 AUGUST 13, 2003
                                 ---------------

POLICY

The directors and officers of the Company firmly believe that fair and ethical business practices are a fundamental part of business conduct. Further, the very nature of our business imposes special obligations that build a public trust. The Company is firmly committed to conducting business in a professional manner that clearly satisfies all moral and legal business obligations.

This Code of Ethics is designed to satisfy, and exceed, the requirements of
Section 406 of the Sarbanes-Oxley Act of 2002 and Securities and Exchanges Commission ("SEC") regulations implementing those requirements. This code is designed to promote:

         o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         o Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the SEC or the NASDAQ and in the Company's other public communications;

         o        Compliance with all applicable laws, rules and regulations;

         o Prompt internal reporting of violations or apparent violations of the Code in accordance with the section entitled "Procedure and Reporting" below; and

         o        Accountability for adherence to this Code.

This Code shall apply to all members of the Company's senior management, including members of the Board (whether or not employees), the Company's Chief Executive Officer, Chief Financial Officer and other financial and senior officers including those officers listed on Exhibit A hereto (the "Company Officers").

Under this Code of Ethics, the actions of all Company Officers shall be governed by the highest standards of integrity and fairness. Strict compliance with all applicable laws and regulations is the policy of the Company, and all decisions shall be made to honor the spirit and letter of all such laws and regulations. Business shall be conducted honestly and ethically to effectively use the technical expertise, business skills and sound judgments needed to benefit customers and shareholders alike.


PROCEDURE & REPORTING

When any individual associated with the Company, as an officer, Director, employee or otherwise, becomes aware of a known or suspected irregularity, illegality or violation of this Code of Ethics, that person is obligated to take action. This includes prompt reporting, which shall be in the form of an oral or written report to C. Herbert Schneider, who is the President and Chief Executive Officer of the Company, and whose telephone number is 609-426-1000 and whose address is: First Washington State Bank, Route 130 & Main Street, P.O. Box 500, Windsor, NJ 08561-0500, or, in the alternative to James R. Johnson, Jr., Chairman of the Audit Committee of the Board of Directors, whose telephone number is 732-370-0045, and whose address is P.O. Box 783, Jackson, NJ 08527. In addition, any questions regarding the interpretation of this Code of Ethics may be directed to Catherine Romeo, our Chief Auditor, at 609-426-4331.



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After reviewing any report of a known or suspected irregularity, illegality or violation of this Code of Ethics, Mr. Schneider and/or Mr. Johnson will report their findings to the Board of Directors of the Company for review and action, if appropriate. To the extent any such report involves the activities of a Board member, such Board member shall be excluded from the Board review and discussion. Failure to adhere to this Code of Ethics will result in disciplinary action, up to and including potential termination of employment with regard to employees. In addition, to the extent appropriate, the Board shall contact proper authorities to report any illegal conduct.


CONFIDENTIAL & NON-PUBLIC INFORMATION

         o It is very important for all Company Officers to appropriately safeguard the Company's confidential and non-public information and to refuse any improper access or improper or untimely disclosure of confidential or non-public information.

         o Confidential or non-public information is any information, which at the time it is known, is not generally available to the public and which is useful or helpful to the Company, which would be useful or helpful to competitors of the Company or which would be deemed important to investors in deciding whether or not to trade in the Company's securities. Confidential or non-public information can include customer, employee, stockholder, supplier, financial or operational information and plans for stock splits, business acquisitions and mergers, or an important pending regulatory action.

         o We should always be alert to inadvertent disclosures that may arise in either social conversations or in normal business relations with our suppliers and customers.

         o Under SEC Regulation F-D, the Company may be subject to numerous requirements and obligations in the event that non-public information is selectively disclosed. Selective disclosure means disclosure to individuals or groups without a broad-based disclosure to the securities markets in general, either through the issuance of a press release or the filing of SEC Form 8-K. In order to limit the risk of an inadvertent disclosure and possible violation of SEC Regulation F-D, all inquires and discussions regarding the Company, its operations, performance and prospects will be referred to C. Herbert Schneider, our President and Chief Executive Officer, who will determine whether the Company will respond to any requests for information or interview requests from members of the media, financial analysts, shareholders or others and which Company official will respond to such request. Company Officers should not respond to any such requests on their own without reporting the request to Mr. Schneider and receiving direction.


CONFLICTS OF INTEREST

         o No Company Officer shall pursue or engage in any outside employment, business or other commercial activity, either during or outside of his Company work hours, which conflicts or competes directly or indirectly with his duties or responsibilities as a Company Officer, or with any business interests or activities of the Company. Engaging in activities that benefit family members or friends during Company work hours is also prohibited.

         o We cannot illustrate every situation that may be considered a conflict of interest; however, we do expect each Company Officer to carefully consider if any of his or her actions during or outside of Company hours rise to the level of a conflict of interest. Even the appearance of a conflict of interest must be avoided.

         o Company Officers have an affirmative obligation to disclose to Mr. Abraham S. Opatut, our Chairman of the Board ( Telephone:732-462-2100; e-mail: aopatut@aol.com; address: 400 Broadway, Freehold, NJ 07728) on the attached form any interest, including but not limited to a financial interest, in any outside activities or business that may conflict or compete with those of the Company. This affirmative disclosure obligation extends to the immediate family member(s) of a Company Officer.

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         o        At no time during Company working hours or on Company property shall any Company Officer engage in or pursue any non-company employment, business or commercial activity, or solicit
                  Company customers or Company Officers for any profit-making purpose.

         o No vendor or consultant shall be retained to perform services for the Company where a Company Officer is related to, lives with or is in a relationship with the consultant or vendor, without the express permission of the CEO. Any such existing relationships must be immediately disclosed to Mr. Opatut on the attached form.


GIFTS, MEALS AND ENTERTAINMENT

         o Socializing is a normal and accepted component of conducting certain facets of the Company's business; however, Company Officers must not permit this to compromise a business judgment or give even the appearance of impropriety. Therefore, giving, accepting, soliciting or offering, or authorizing, directly or indirectly, gifts, favors or entertainment, or other consideration, of significant value, in transactions with customers, suppliers, vendors and all other organizations or individuals doing or seeking to do business with the Company, is prohibited. Any consideration is of significant value if it could or does result in any appearance of impropriety, if it could compromise the decision of any Company Officer in exercising a business judgment or if its acceptance is detrimental, in any way, to the Company.

         o In addition, no transactions with any of the groups mentioned above shall involve:

                  - Monetary payments, gift certificates, or credit arrangements
                  - Receipt of any materials or services at less than actual cost, or
                  - Actions that result in a conflict of interest or the
                    appearance thereof.

         o Typically, this policy does not prohibit the occasional lunch or dinner, golf outing, sporting or fund-raising event, or vendor conference. However, if receipt of any of the above occurs on a regular basis, the Company would be concerned that the meals, events or outings could be provided for an improper purpose and/or could create the appearance of impropriety. Therefore, in order for us to provide guidance to those who may be unsure as to what is or is not acceptable and to monitor the actions of the individuals and groups mentioned above, Company Officers must report the receipt of any and all gifts or consideration received to determine what patterns, if any, may exist. All Company Officers must report to Mr. Opatut as soon as practicable, the receipt of any and all consideration from any customer, supplier, vendor or anyone with whom we do business, or anyone who may be seeking to do business with the Company on the attached form.


SECURITIES FRAUD AND INSIDER TRADING

         o It is both illegal and against Company policy for any individual to profit from undisclosed information relating to the Company or any company with which we do business. Anyone who is in possession of any material nonpublic information ("inside information") that the Company has not yet disclosed to the public may not purchase or sell any of the Company's securities. Also, it is against Company policy for any Company Officer who may have inside or unpublished knowledge about any of our suppliers, customers, or any company we do business with to purchase or sell the securities of those companies.


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         o        It is clearly against Company policy, and possibly illegal as well, to trade the Company's securities or the securities of any other company, in a way which attempts to hide the true identity of the trader or to mislead others as to exactly who is doing the trading. Any Company Officer trading in the Company's securities or the securities of other companies, using fictitious names, names of relatives or friends, or brokerage accounts under fictitious names located in foreign jurisdictions shall be subject to immediate disciplinary action. Should the Company discover any such trading, it will disclose it to the appropriate authorities.


SECURITIES AND EXCHANGE COMMISSION REPORTING

         o As a publicly traded company subject to the Securities Exchange Act of 1934, the Company has an obligation to file various reports and documents with the SEC and the NASDAQ, and to generally make public material information about the Company. The Company is committed to providing full, fair, accurate, timely and understandable disclosure to the trading markets. In furtherance of this commitment, the Company has formed its Management Disclosure Committee to review the Company's periodic filings with the SEC. Any Company Officer who knows or believes that any of the Company's filings or proposed filings with the SEC contain inaccurate information, or fail to include information which is material to an investor's understanding of the Company, its operations and prospects, is required to notify the Management Disclosure Committee, or any member thereof, of the Corporate Officer's concerns.


WAIVERS FROM THE CODE OF CONDUCT

         o Waivers from the requirements of this Code of Ethics may only be issued by the Audit Committee of the Board of Directors. The Corporate Officer wishing to request a waiver of any provision in this Code of Ethics must provide a detailed written statement to the Audit Committee explaining the anticipated facts and circumstances which the Corporate Officer believes make a waiver appropriate. It is expected that waivers will rarely, if ever, be issued, and only prospectively, not retroactively.

         o In the unlikely event that the Audit Committee issues a waiver from the requirements of this Code of Ethics, or in the event this Code of Ethics is otherwise changed or amended, the Company shall promptly provide public notice of such waiver, change or amendment in accordance with the requirements of SEC Release 33-8177.





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                   REPORT OF INTEREST/RECEIPT OF GIFT OR OTHER
                                  CONSIDERATION
                                  -------------



Name of Company Insider:____________________________________________

(fill in each of the following sections which apply to this report)

Entity or Activity in Which You Have an Interest:_______________________________

Nature of Interest:_____________________________________________________________

Nature of Potential Conflict or
Competition:____________________________________________________________________

________________________________________________________________________________

Name of Vendor Providing Gift or Consideration:_________________________________

Description of Gift/Consideration (please provide sufficient details to allow a determination of whether the gift/consideration is material, i.e. in the event of sports tickets, the event and number of tickets, for meals the restaurant and whether family members were part of the party):_________________________________

________________________________________________________________________________

________________________________________________________________________________


I, __________________________________, (Please print your name), acknowledge that

I have received a copy of the Senior Management Code of Ethics Policy dated August 13, 2003. By signing below, I also acknowledge that I have read and agree to comply with this policy and subsequent changes made regarding this policy or its inferred Federal Reserve Regulation O.




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Name: (Please print your name)   ___________________________________

Signature:                       ___________________________________

Date:                            ___________________________________



cc:      Reg. O file